UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2018

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 362-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Share Purchase Agreement to Purchase Faster S.p.A.

On February 18, 2018, Sun Hydraulics Corporation (“Sun”) entered into a definitive Share Purchase Agreement (the “Purchase Agreement”) with Capvis IV Co-Investors Faster L.P., a Jersey limited partnership (“Capvis”) and certain co-investors (collectively, with Capvis, the “Sellers”), which together own all of the shares of Polyusus Lux IV S.à r.l., a Luxembourg limited liability company (“Polyusus Lux IV”).

Prior to entering into the Purchase Agreement, Polyusus Lux IV owned approximately 99% of the share capital of Faster S.p.A., an Italian joint stock company (“Faster”). Concurrent with the signing of the Purchase Agreement, Polyusus Lux IV entered into a sale and purchase agreement with the minority owners of Faster whereby, among other things, Polyusus Lux IV agreed to purchase the shares held by the minority owners of Faster at the closing of the transactions contemplated by the Purchase Agreement, resulting in Faster becoming a wholly-owned subsidiary of Polyusus Lux IV.

Faster owns shares representing 100% (except for 1 (one) share of each of Faster India and Faster Brazil in order to comply with legal requirements) of the share capital of the following companies:

Faster Inc. Corporation, a company incorporated under the laws of Ohio (“Faster USA”);

Faster do Brazil Ltda, a company incorporated under the laws of Brazil (“Faster Brazil”);

Faster Hydraulics Pvt. Ltd., a company incorporated under the laws of India (“Faster India”);

Faster Germany GmbH, a company incorporated under the laws of Germany (“Faster Germany”); and

Faster Hydraulics Shanghai Ltd. Co., a company incorporated under the laws of People’s Republic of China (“Faster China” and, together with Faster USA, Faster Brazil, Faster India and Faster Germany, the “Subsidiaries”).

Faster and its Subsidiaries (the “Faster Group”) design, engineer, manufacture and distribute quick-release couplings, ranging from medium to ultra-high pressures, single couplings, multi connections and casting solutions for hydraulic applications.

The aggregate cash consideration payable under the Purchase Agreement is expected to be up to approximately € 430 million, less outstanding debt and unpaid transaction costs and other deductions from the purchase price as agreed to by the parties.

The closing of the transaction, which is expected to occur in the second quarter of 2018, is subject to satisfaction of customary closing conditions, all as set forth in accordance with the Purchase Agreement. The Purchase Agreement also contains representations and warranties and covenants which are believed to be customary for transactions of this type. Sun obtained an insurance policy which will provide up to $30 million of coverage to Sun for certain breaches of the representations and warranties of the Sellers in the Purchase Agreement, subject to a $2.25 million retention, exclusions and other terms and conditions.

The Purchase Agreement has been approved by the Board of Directors of Sun, the Board of Managers of Polyusus Lux IV, and the Board of Directors of Capvis.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

The Purchase Agreement has been included to provide readers with information regarding its terms. It is not intended to provide any other financial information about Sun, Faster, or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties. Readers should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Sun or Faster or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by Sun.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Share Purchase Agreement, dated as of February 18, 2018, by and among Sun Hydraulics Corporation, Capvis IV Co-Investors Faster L.P. and Certain Co-Investors.

99.1	Press release announcing the transaction dated February 19, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

Dated: February 20, 2018	By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)

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